As filed with the Securities and Exchange Commission on May 13, 2019

Registration No. 333-145236

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-145236

UNDER THE
SECURITIES ACT OF 1933

ENBRIDGE INC.

(Exact Name of Registrant as Specified in Its Charter)

Canada (State or Other Jurisdiction of Incorporation or Organization)	98-0377957 (I.R.S. Employer Identification Number)

200, 425—1st Street S.W.
Calgary, Alberta, T2P 3L8, Canada
(Address of Principal Executive Offices)

Enbridge Inc. Incentive Stock Option Plan (2007)

Enbridge Inc. Performance Stock Option Plan (2007)

(Full Title of the Plan)

Kelly L. Gray
Enbridge (U.S.) Inc.
5400 Westheimer Court, Houston, Texas 77056
(713) 627-5400
(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer X	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐

EXPLANATORY NOTE

Enbridge Inc., a Canadian corporation (the “Registrant”), hereby files this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 8, 2007 (File No. 333-145236) (the “2007 Registration Statement”), pursuant to which the Registrant registered 4,000,000 shares (7,774,853 shares on an adjusted basis for the Registrant’s May 25, 2011 stock split) of the Registrant’s common shares (the “Common Shares”) for issuance under the Enbridge Inc. Incentive Stock Option Plan (2007) and the Enbridge Inc. Performance Stock Option Plan (2007) (together, the “2007 Option Plans”)

On May 8, 2019, at the 2019 Annual Meeting of Shareholders of the Registrant, the Registrant’s shareholders approved the Enbridge Inc. 2019 Long Term Incentive Plan (the “2019 Plan”).  The Registrant’s Board of Directors previously approved the 2019 Plan on February 13, 2019 (the “Effective Date”), subject to the approval of the Registrant’s shareholders.  In connection therewith, the 2019 Plan replaced the 2007 Option Plans and no additional awards will be made under the 2007 Option Plans.

The maximum number of Common Shares reserved for issuance under the 2019 Plan includes Common Shares that were previously authorized for issuance under the 2007 Option Plans but that, as of the Effective Date, were not issued or subject to outstanding awards (the “Unused Shares”).  In accordance with the undertakings contained in the 2007 Registration Statement, the Registrant hereby deregisters any and all Unused Shares that were registered under the 2007 Registration Statement and that have not been and will not be issued under the 2007 Option Plans, but which will instead be available for issuance under the 2019 Plan.

The 2007 Registration Statement will remain in effect to cover the potential issuances of shares pursuant to terms of the outstanding awards previously granted under the 2007 Option Plans and outstanding as of immediately prior to the Effective Date.  No additional awards will be made under the 2007 Option Plans.

Concurrently with the filing of this Post-Effective Amendment No. 1 to the 2007 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 with to register, among other shares, the Unused Shares authorized for issuance pursuant to the 2019 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on May 13, 2019.

ENBRIDGE INC.

By:	/s/ Tyler W. Robinson
Name:	Tyler W. Robinson
Title:	Vice President, Corporate Secretary and Chief Compliance Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Robert R. Rooney, Executive Vice President and Chief Legal Officer, and Tyler W. Robinson, Vice President, Corporate Secretary and Chief Compliance Officer, and each of them, any of whom may act without the joinder of the other, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities on May 13, 2019.

Signature	Title

/s/ Al Monaco	President, Chief Executive Officer and Director
Al Monaco

/s/ John K. Whelen	Executive Vice President & Chief Financial Officer
John K. Whelen

/s/ Allen C. Capps	Senior Vice President & Chief Accounting Officer
Allen C. Capps

/s/ Gregory L. Ebel	Chair of the Board of Directors
Gregory L. Ebel

/s/ Pamela L. Carter	Director
Pamela L. Carter

/s/ Marcel R. Coutu	Director
Marcel R. Coutu

/s/ Susan M. Cunningham	Director
Susan M. Cunningham

/s/ J. Herb England	Director
J. Herb England

/s/ Charles W. Fischer	Director
Charles W. Fischer

/s/ V. Maureen Kempston Darkes	Director
V. Maureen Kempston Darkes

/s/ Teresa S. Madden	Director
Teresa S. Madden

/s/ Dan C. Tutcher	Director
Dan C. Tutcher

/s/ Catherine L. Williams	Director
Catherine L. Williams

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the Authorized Representative in the United States has duly caused this registration statement to be signed on its behalf by the undersigned, solely in her capacity as the duly authorized representative of Enbridge Inc. in the City of Houston, State of Texas, United States, on May 13, 2019.

By:	/s/ Kelly L. Gray
Kelly L. Gray
Authorized Representative in the United States
Enbridge (U.S.) Inc.